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Exhibit 99(a)(xvii)

[GRAPHIC]

[LOGO]

Presentation to the
Special Committee

APRIL 2003

Fairness Analysis of
Potential Going Private Transaction

Confidential

Houlihan Lokey Howard & Zukin Financial Advisors
123 North Wacker Drive, 4th Floor Chicago, Illinois 60606-1700 312-456-4700 312-456-4701 www.hlhz.com	1930 Century Park West Los Angeles, California 90067 310-553-8871 310-553-2173 www.hlhz.com

Chicago	Los Angeles	New York	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London

[LOGO]

Table of Contents

Overview & Conclusions

Fairness Analysis

Appendices
Comparable Public Company Information: Equipment Dealers
Comparable Public Company Information: Equipment Manufacturers
Comparable Transaction Information

i

[GRAPHIC]

Overview & Conclusions

Confidential

[LOGO]

Overview & Conclusions

ENGAGEMENT OVERVIEW

•             Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) was retained on January 31, 2003 by the Special Committee (the “Committee”) of the Board of Directors of RDO Equipment Co. (“RDO” or the “Company”) to provide a strategic alternatives analysis in response to a December 16, 2002 proposal by Ronald D. Offutt, the Company’s Chairman, President and Chief Executive Officer, to acquire the shares of RDO he and his immediate family do not own for a price to be determined.  Houlihan Lokey has been requested to provide a fairness opinion with respect to Mr. Offutt’s proposal.

•             On April 22, 2003, Houlihan Lokey issued its written opinion to the Committee.  This report contains updated financial information and analyses for presentation to the Committee.

TRANSACTION OVERVIEW

•             In a letter to the Company dated December 16, 2002, Mr. Offutt proposed to acquire the shares of RDO that he and his immediate family do not own.

•             Mr. Offutt beneficially owns 8,125,884 shares of the Company’s Class A common stock (including 7,450,492 shares of Class B common stock convertible into Class A common stock), or approximately 63.5% of the voting power of the outstanding shares of Class A common stock.

•             In his letter, Mr. Offutt indicated that he considered an offer in the range of $5.22 to $5.66 per share.

•             On February 25, 2003, the Committee met with Houlihan Lokey and its counsel to discuss Mr. Offutt’s proposed transaction and Houlihan Lokey’s analyses of RDO.  Following this meeting, Mr. Offutt met with the Committee and proposed a transaction at $5.25 to $5.35 per share.  At this meeting, the Committee informed Mr. Offutt that it could not recommend a transaction at that price and suggested that he consider revising his offer price.

•             On February 28, 2003, Mr. Offutt contacted the Chairman of the Committee and increased his offer price to $5.90 per share.  The Chairman of the Committee informed Mr. Offutt that he did not think the Committee would accept an offer at this level.

•             On March 3, 2003, Mr. Offutt proposed a transaction at $6.01 per share.  Mr. Offutt put this offer in writing in a letter dated March 6, 2003 and is pursuing a transaction at this price.

•             On March 7, 2003, Houlihan Lokey updated the presentation given to the Committee on February 25, 2003, to reflect Mr. Offutt’s increased proposal.  Houlihan Lokey then provided to the Committee an oral opinion, which was subsequently confirmed by the delivery of a written opinion dated March 7, 2003, that, as of that date, and based on and subject to assumptions, limitations and qualifications set forth in same written opinion, the $6.01 price was fair, from a financial point of view, to the RDO stockholders being asked to tender their shares.

•             If the Committee determines that his offer is fair to the minority stockholders of RDO, Mr. Offutt intends to cause RDO Tender Co. (“RDO Tender”), an acquisition entity formed to effect the transaction, to commence a formal tender offer near the end of April.

•             Mr. Offutt’s letter described several conditions for the tender offer.

•             Tender of a sufficient number of shares to give Mr. Offutt and certain of his family members at least 90% of all Class A shares outstanding following the tender offer, assuming the conversion of Mr. Offutt’s Class B shares into Class A shares (the “90% Condition”).

•             Tender of at least a majority of the total shares held by the minority shareholders (the “Majority of the Minority Condition”).

•             Mr. Offutt would retain the right to waive the 90% Condition, but he would not have the right to waive the Majority of the Minority Condition.

•             There is no financing contingency for the tender offer.

•             Upon completion of the tender offer, RDO Tender would effect a “short form” merger with and into the Company.  In this merger, any RDO shareholders who did not tender their stock would receive the same $6.01 purchase price paid in the tender offer, except for those stockholders who elect to exercise their appraisal rights.

•             Until Mr. Offutt causes RDO Tender to formally commence an offer to the RDO shareholders, Mr. Offutt reserves the right to rescind his proposal for any reason.

OFFER PREMIUM TO MARKET

					Implied Premium
	Offer Price	Stock Price on Dec. 16, 2002 (1)	30-Day Avg. Stock Price as of Dec. 16, 2002 (1)	20-Day Avg. Stock Price as of Dec. 16, 2002 (1)	Stock Price on Dec. 16, 2002 (1)	30-Day Avg. Stock Price as of Dec. 16, 2002 (1)	20-Day Avg. Stock Price as of Dec. 16, 2002 (1)

Dec. 16 Offer (Low)	$5.22	$4.32	$4.18	$4.23	20.8%	24.9%	23.5%

Dec. 16 Offer (High)	$5.66	$4.32	$4.18	$4.23	31.0%	35.4%	33.9%

Feb. 25 Offer	$5.25	$4.32	$4.18	$4.23	21.5%	25.6%	24.2%

Feb. 28 Offer	$5.90	$4.32	$4.18	$4.23	36.6%	41.1%	39.6%

March 3 Offer	$6.01	$4.32	$4.18	$4.23	39.1%	43.7%	42.2%

(1) Trading day prior to Mr. Offutt’s letter.

TRANSACTION RATIONALE

•             Mr. Offutt believes that with the change in the Company’s growth strategy, there is no longer any benefit to the Company’s shares being publicly traded.

•             Due to Deere’s 9.9% market share limitation, the Company is no longer a “growth stock” and public valuations are low as a result.

•             The Company has no analyst coverage and investor interest in the stock is minimal.

•             The Company attempted to put a floor on its stock price by repurchasing shares, but such efforts were not successful.

•             The stock has very low volume and has historically experienced downward price pressure on very few trades.

•             The annual costs of being a publicly traded entity are estimated by management at approximately $500,000.

•             With Deere’s effective prohibition of construction dealership acquisitions, the Company’s acquisition strategy is limited to agricultural equipment dealers.  With no aggressive acquisition plans, the benefits of having access to public equity markets for capital is minimal.

•             The Company’s publicly traded status has had little or no positive impact on attracting management and sales talent as originally anticipated.

•             Low trading volumes and low public market valuations provide little or no liquidity to the Offutt family.

•             Based on the aforementioned and other reasoning, Mr. Offutt initiated a going private transaction.

•             According to Mr. Offutt, his initial offering range of $5.22 to $5.66 was based in part on the need to offer a 20% to 30% premium to the Company’s publicly traded share price.

DUE DILIGENCE

•             In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•             met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

•             visited the business offices of the Company located in Fargo, North Dakota;

•             reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended January 31, 2002, quarterly reports on Form 10-Q for the quarter and nine-month period ended October 31, 2002, and a draft of the Company’s Form 10-K for the fiscal year ended January 31, 2003, which the Company’s management has identified as being the most current financial statements available;

•             reviewed forecasts and projections prepared by the Company’s management with respect to the Company, and its individual segments, for the fiscal years ended January 31, 2004 through 2007;

•             reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•             reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company;

•             conducted a search for potential buyers of the minority shares and discussed the identification of these parties with the Committee and RDO management, including Mr. Offutt;

•             utilizing only publicly available information, contacted selected companies to: (a) ensure they were aware of Mr. Offutt’s proposal and (b) ascertain any interest those companies may have in RDO or the RDO shares not owned by Mr. Offutt;

•             reviewed Mr. Offutt’s letter to the Committee dated March 6, 2003 describing his proposal to effect a tender offer for the minority shares and the Schedule TO and Offer to Purchase being filed by Mr. Offutt;

•             discussed theoretical strategic alternatives that may or may not be readily available to the minority shareholders with the Committee; and

•             conducted such other studies, analyses and inquiries as we have deemed appropriate.

•             Houlihan Lokey has relied upon and assumed, without further verification, that the financial forecasts and projections provided have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to Houlihan Lokey.

•             Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied with respect to the Company and does not assume any responsibility with respect to it.

[GRAPHIC]

Fairness Analysis

Confidential

[LOGO]

Fairness Analysis

IMPLIED MULTIPLE ANALYSIS

($Millions, except per share values)

Transaction Summary
Offer Price per Share	$6.01
Shares Outstanding (millions)	12.682
Implied Equity Value	$76.221
Plus: Total Debt	$85.240
Plus: Contingent Liabilities	$5.277
Less: Non-Operating Assets	$(0.563)
Less: Cash	$(1.497)
Implied Enterprise Value	$164.678

Implied Multiple Analysis	Enterprise Value	Equity Value	Representative Level	Implied Multiple		Range				Mean		Median		Rush Enterprises, Inc.		Implied Multiple As a Percent of:
						Low		High								Low	Median	High	Rush
LTM
Revenues	$164.678		$534.464	0.31	x	0.17	x	0.83	x	0.43	x	0.37	x	0.32	x	182.1%	83.8%	37.0%	96.5%

Total Assets (1)	$164.678		$201.169	0.82	x	0.36	x	0.87	x	0.71	x	0.81	x	0.76	x	228.1%	100.7%	93.6%	108.2%

Tangible Net Book Value		$76.221	$64.736	1.18	x	0.35	x	2.66	x	1.48	x	1.43	x	1.43	x	339.1%	82.4%	44.3%	82.4%

Total Net Book Value (2)		$76.221	$89.058	0.86	x	0.23	x	1.57	x	0.85	x	0.75	x	0.75	x	369.4%	113.7%	54.4%	113.7%

NFY
EBITDA	$164.678		$17.355	9.5	x	8.2	x	8.2	x	8.2	x	8.2	x	8.2	x	116.0%	116.0%	116.0%	116.0%
EBIT	$164.678		$12.955	12.7	x	17.6	x	17.6	x	17.6	x	17.6	x	17.6	x	72.2%	72.2%	72.2%	72.2%

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

(1) Net of cash and cash equivalents.

(2) Includes goodwill.

VALUATION SUMMARY

($Millions, except per share values)

Enterprise Value Indication from Operations

				Implied Per Share Value (3)
	Low		High	Low	High
Market Approach
Market Multiple Methodology (rounded)	$158.000	—	$181.000	$5.48	$7.30

Comparable Transaction Methodology (rounded)	$144.000	—	$150.000	$4.38	$4.85

Income Approach
Discounted Cash Flow Methodology - Gordon Growth (rounded)	$133.000	—	$166.000	$3.51	$6.11

Results Summary

Enterprise Value from Operations (rounded)	$145.000	—	$166.000
Non-Operating Assets / Contingent Liabilities
Add: Cash and Cash Equivalents Balance as of 1/31/03	$1.497	—	$1.497
Add: Nonoperating Assets (1)	$0.563	—	$0.563
Less: Contingent Liabilities	$(5.277)	—	$(5.277)
Total Non-Operating Assets / Contingent Liabilities	$(3.218)	—	$(3.218)
Enterprise Value (rounded)	$142.000	—	$163.000
Less: Total Debt	$85.240	—	$85.240
Less: Preferred Stock	$0.000	—	$0.000
Aggregate Value of Controlling Interests	$56.760	—	$77.760

Per Share Value (2)	$4.48	—	$6.13

(1) Non-operating assets consist of real estate located near Dallas, Texas.  Fair market value estimate per management.

(2) Based on 12.682 million shares outstanding.

(3) After non-operating assets, contingent liabilities and the exclusion of debt.

MARKET MULTIPLE METHODOLOGY

($Millions)

						Add
	Representative Level	Selected Multiple Range				Total Debt	Preferred Stock	Indicated Enterprise Value Range
LTM
Revenues	$534.464	0.30	x	—	0.35x			$160.340	—	$187.060
Total Assets (1)	$201.169	0.70	x	—	0.90x			$140.820	—	$181.050
Tangible Net Book Value (2)	$64.736	1.00	x	—	1.20x	$85.240	$0.000	$149.980	—	$162.920

NFY
EBITDA	$17.355	7.0	x	—	7.5x			$121.490	—	$130.160
EBIT	$12.955	13.0	x	—	14.0x			$168.420	—	$181.370

Median								$149.980	—	$181.050
Mean								$148.210	—	$168.512

Selected Enterprise Value Range, on a Minority Interest Basis								$148.210	—	$168.512
Less: Total Interest-Bearing Debt								85.240	—	85.240
Less: Preferred Stock								0.000	—	0.000
Aggregate Value of Minority Interest, as if Marketable								$62.970	—	$83.272
Add: Control Premium @ 15.0%								9.446	—	12.491
Value of Total Equity, on a Controlling Interest Basis								$72.416	—	$95.763
Add: Total Interest-Bearing Debt								85.240	—	85.240
Add: Preferred Stock								0.000	—	0.000
Enterprise Value Range, on a Controlling Interest Basis (rounded)								$158.000	—	$181.000

LTM -  Latest Twelve Months.

NFY -  Next Fiscal Year.

(1)               Net of cash and cash equivalents.

(2)               Selected total net book value multiples (i.e., including goodwill) of 0.6x to 0.7x the Company’s $89.1 million of total net book value yielded enterprise value indications of $138.7 million and $147.6 million, respectively.  These values do not reflect a control premium.  With a 15% control premium, the enterprise value indications are $146.7 million and $157.0 million.  See page 19 for the detailed pricing information on both tangible net book value and total net book value.

COMPARABLE TRANSACTION METHODOLOGY

($Millions)

			Add:
LTM	Representative Level	Selected Multiple Range	Total Debt	Preferred Stock	Indicated Enterprise Value Range
Revenues	$534.464	0.30 x — 0.40 x			$160.340	—	$213.790
EBITDA	$13.987	6.5 x — 7.0 x			$90.920	—	$97.910
Net Book Value	$64.740	0.9 x — 1.0 x	$85.240	$0.00	$143.510	—	$149.980
Mean					$131.590	—	$153.893
Selected Enterprise Value Range, on a Controlling Interest Basis (rounded) (1)					$144.000	—	$150.000

LTM – Latest Twelve Months.

(1)               Selected enterprise value range based on net book value multiple.  According to industry practice and Houlihan Lokey industry experience, net book value is generally the basis for equipment dealership transactions.

DISCOUNTED CASH FLOW METHODOLOGY

($Millions)

	Projected Fiscal Year Ending January 31,
	2004	2005	2006	2007	2008 (1)
EBIT	$12.955	$15.227	$16.920	$18.860	$19.400
Less: Taxes	5.182	6.091	6.768	7.544	7.760
Debt-Free Earnings	$7.773	$9.136	$10.152	$11.316	$11.640
Less: Capital Expenditures	(3.502)	(4.138)	(4.242)	(4.341)	(4.341)
Less: Working Capital Requirements	(2.072)	(3.990)	(3.528)	(3.610)	(4.362)
Add: Depreciation and Amortization	4.400	4.200	4.000	4.000	4.300
Total Net Investment	$(1.174)	$(3.928)	$(3.771)	$(3.951)	$(4.402)
Net Debt-Free Cash Flows:	$6.599	$5.208	$6.381	$7.365	$7.238

Partial-Year Adjustment Factor	0.781	1.000	1.000	1.000	1.000

Net Debt-Free Cash Flows	$5.152	$5.208	$6.381	$7.365	$7.238
Discount Period	0.39	1.28	2.28	3.28	4.28
Discount Factor @ 7.5%	0.97	0.91	0.85	0.79	0.73
Present Value of Net Debt-Free Cash Flows:	$5.009	$4.748	$5.411	$5.810	$5.311

DCF Assumptions
Discount Rate	7.5%
Tax Rate	40.0%

Gordon Growth Assumptions
2008 Cash Flow (3.0% Growth Rate)	$7.454
Gordon Growth Rate	3.0%
Terminal Value	$165.280
Discount Period	4.28
Discount Factor @ 7.5%	0.73
PV of Terminal Value	$121.274

Distribution of Value

Period Cash Flow	17.8%
Terminal Cash Flow	82.2%
Total	100.0%

Implied Analyses
LTM EBITDA Multiple	10.7	x
NFY EBITDA Multiple	8.6	x
Implied Terminal EBITDA Multiple	7.0	x

Sensitivity Analysis: Enterprise Value

	Gordon Growth Rate
Discount Rate	2.0%	2.5%	3.0%	3.5%	4.0%
6.5%	$187.488	$188.275	$189.063	$189.850	$190.637
7.0%	$164.373	$165.049	$165.724	$166.400	$167.075
7.5%	$146.384	$146.973	$147.562	$148.150	$148.739
8.0%	$131.986	$132.505	$133.025	$133.544	$134.064
8.5%	$120.200	$120.664	$121.127	$121.590	$122.053

Range of Selected Enterprise Values (rounded)			$133,000	—	$166,000

(1) 2008 projection based on growth, margin and working capital assumptions provided by management.

REPRESENTATIVE LEVELS

($Millions)

	Fiscal Year Ended January 31,			Projected Fiscal Year Ended January 31,
	2001	2002	2003	2004 (4)	2005 (4)

Reported Revenue	$680.378	$549.920	$534.464	$540.387	$556.302

Less: Cost of Goods Sold	581.583	456.697	440.660	442.087	452.942
Gross Profit	$98.795	$93.223	$93.804	$98.300	$103.359
Less: Selling, General & Administrative	106.418	90.821	87.058	85.345	88.132
Less: Other Operating Expenses	11.700	0.500	0.500	0.000	0.000
Add: Depreciation (1)	5.967	4.965	4.541	4.400	4.200
Add: Adjustments (2)	16.346	4.500	3.200	0.000	0.000

Adjusted EBITDA	$2.990	$11.367	$13.987	$17.355	$19.427

Less: Depreciation and Amortization	5.967	4.965	4.541	4.400	4.200

Adjusted EBIT	$(2.977)	$6.402	$9.446	$12.955	$15.227

Less: Interest Expense, net	12.578	6.649	2.331	3.770	3.788
Adjusted Pre-tax Income	$(15.555)	$(0.247)	$7.115	$9.185	$11.439
Less: Taxes @ 40.0%	(6.222)	(0.099)	2.846	3.674	4.575

Adjusted Net Income	$(9.333)	$(0.148)	$4.269	$5.511	$6.863

Add: Depreciation and Amortization	5.967	4.965	4.541	4.400	4.200

Adjusted Cash Flow	$(3.366)	$4.817	$8.810	$9.911	$11.063

Net Book Value (tangible)	$65.094	$62.731	$64.736	$57.962	$61.386

Total Assets (3)	$298.353	$215.742	$201.169	$195.415	$199.859

($ Millions)

	Fiscal Year Ended January 31,			Projected Fiscal Year Ended January 31,
	2001	2002	2003	2004 (4)	2005 (4)
Footnotes:
(1) Excludes amortization of goodwill.
(2) Adjustments:
Operating One-Time Charges/(Gains) (a)	$17.000	$4.500	$3.200	$0.000	$0.000
Non-Operating Recurring Expenses/(Income)	0.000	0.000	0.000	0.000	0.000
National Direct Sales Income Adjustment (b)	(0.654)	0.000	0.000	0.000	0.000
Total Adjustments	$16.346	$4.500	$3.200	$0.000	$0.000

(a) Non-recurring charges in 2001 include $7.2 million of asset impairment charges, a $3.0 million loss on the sale of the Roseville, MN truck business, $0.8 million of severance costs, $0.2 million of lease-related charges, $5.3 million of inventory write-downs and $0.5 million of public company expenses.  Non-recurring charges in 2002 include $4.0 million of inventory write-downs and $0.5 million of public company expenses.  Non-recurring charges in 2003 consist of a $0.4 million gain from the finalization and discount of a manufacturer sponsored obligation that originated in fiscal 1999 as part of the Company’s acquisition of the Riverside, CAtruck dealership, $3.1 million of inventorywrite-downs and $0.5 million of public company expenses.

(b) Adjustment to reflect normalized National Direct Sales Income.

(3) Net of Cash & Cash Equivalents.

(4) Per management.

[GRAPHIC]

Appendices

[GRAPHIC]

Appendices

Comparable Public Company Information:  Equipment Dealers
Comparable Public Company Information:  Equipment Manufacturers
Comparable Transaction Information

[LOGO]

Comparable Public Company Information:  Equipment Dealers

COMPARABLE PUBLIC COMPANY MARKET INFORMATION: EQUIPMENT DEALERS

($Millions, except per share values)

	Market Value of Equity	Enterprise Value	Price / Tangible Book Value		Price / Total Book Value		EV / Total Assets
									Price / Cash Flow
									LTM		NFY		3-Yr. Avg.
Finning International Inc.	$1,463.4	$2,253.7	2.7	x	1.6	x	0.9	x	3.3		NA		3.9	x
RDO Equipment Co.	$72.3	$156.0	1.1	x	0.8	x	0.8	x	8.0		6.1	x	18.6	x
Rush Enterprises, Inc.	$60.0	$241.8	1.4	x	0.8	x	0.8	x	2.6		3.0	x	2.9	x
Wajax Limited	$39.4	$100.9	0.3	x	0.2	x	0.4	x	-5.6		NA		3.2	x
Western Power & Equipment Corp.	$0.6	$42.5	NMF		NMF		0.9 x		0.2		NA		0.1 x
Low			0.3	x	0.2	x	0.4	x	2.6	x	3.0	x	2.9	x
High			2.7	x	1.6	x	0.9	x	3.3	x	3.0	x	3.9	x
Median			1.4	x	0.8	x	0.8	x	3.0	x	3.0	x	3.2	x
RDO Equipment Co. as Percent of Median			78.1%		107.8%		95.4%		270.8%		205.4%		591.0%
Mean			1.5	x	0.9	x	0.7	x	3.0	x	3.0	x	3.3	x
RDO Equipment Co. as Percent of Mean			75.5%		95.2%		108.5%		270.8%		205.4%		564.5%

	EV / EBITDA						EV / EBIT						EV / Revenue
	LTM		NFY		3-Yr. Avg.		LTM		NFY		3-Yr. Avg.		LTM
Finning International Inc.	4.5	x	NA		5.3	x	9.8	x	NA		11.3	x	0.83	x
RDO Equipment Co.	11.2	x	7.6	x	16.1	x	16.5	x	9.6	x	34.6	x	0.29	x
Rush Enterprises, Inc.	6.6	x	8.2	x	6.9	x	11.6	x	17.6	x	12.3	x	0.32	x
Wajax Limited	5.5	x	NA		3.6	x	9.9	x	NA		4.9	x	0.17	x
Western Power & Equipment Corp.	8.1 x		NA		6.9		-22.0 x		NA		NMF		0.42
Low	4.5	x	8.2	x	3.6	x	9.8	x	17.6	x	4.9	x	0.17	x
High	8.1	x	8.2	x	6.9	x	11.6	x	17.6	x	12.3	x	0.83	x
Median	6.1	x	8.2	x	6.1	x	9.9	x	17.6	x	11.3	x	0.37	x
RDO Equipment Co. as Percent of Median	184.0%		92.6%		265.0%		166.5%		54.7%		304.9%		79.4%
Mean	6.2	x	8.2	x	5.7	x	10.4	x	17.6	x	9.5	x	0.43	x
RDO Equipment Co. as Percent of Mean	180.0%		92.6%		284.6%		158.3%		54.7%		363.9%		67.2%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

Confidential

RISK RANKINGS: EQUIPMENT DEALERS

Size

(LTM Revenue, millions)

Finning International Inc.	$2,103.7
Rush Enterprises, Inc.	$757.1
Wajax Limited	$596.1
RDO Equipment Co.	$534.5
Wajax Limited	$596.1

Size

(Enterprise Value, millions)

Finning International Inc.	$2,253.7
Rush Enterprises, Inc.	$241.8
RDO Equipment Co.	$156.0
Wajax Limited	$100.9
Western Power & Equipment Corp	$42.5

Historical Growth

(2-Year Revenue)

Rush Enterprises, Inc.	-3.0%
RDO Equipment Co. (1)	-11.4%
Western Power & Equipment Corp	-12.1%
Finning International Inc.	NA
Wajax Limited	NA

Historical Growth

(1-Year Revenue)

Rush Enterprises, Inc.	9.5%
Western Power & Equipment Corp	0.0%
Finning International Inc.	-1.2%
RDO Equipment Co. (2)	-2.8%
Wajax Limited	-13.2%

Projected Growth

(1-Year Revenue)

RDO Equipment Co. (3)	1.1%
Finning International Inc.	NA
Rush Enterprises, Inc.	NA
Wajax Limited	NA
Western Power & Equipment Corp	NA

Historical Growth

(2-Year EBITDA)

RDO Equipment Co. (1)	116.3%
Rush Enterprises, Inc.	4.6%
Western Power & Equipment Corp	-16.0%
Finning International Inc.	NMF
Wajax Limited	NMF

Historical Growth

(1-Year EBITDA)

RDO Equipment Co. (2)	23.0%
Western Power & Equipment Corp	15.5%
Rush Enterprises, Inc.	7.0%
Finning International Inc.	1.5%
Wajax Limited	-37.0%

Projected Growth

(1-Year EBITDA)

RDO Equipment Co. (3)	24.1%
Rush Enterprises, Inc.	-19.5%
Finning International Inc.	NA
Wajax Limited	NA
Western Power & Equipment Corp	NA

Profitability

(LTM EBITDA to LTM Revenue)

Finning International Inc.	18.3%
Western Power & Equipment Corp	5.1%
Rush Enterprises, Inc.	4.9%
Wajax Limited	3.1%
RDO Equipment Co.	2.6%

Profitability

(LTM EBIT to LTM Revenue)

Finning International Inc.	8.5%
Rush Enterprises, Inc.	2.8%
RDO Equipment Co.	1.8%
Wajax Limited	1.7%
Western Power & Equipment Corp	-1.9%

Relative Depreciation

(Depreciation to EBITDA)

Western Power & Equipment Corp	136.9%
Finning International Inc.	53.6%
Wajax Limited	44.2%
Rush Enterprises, Inc.	43.1%
RDO Equipment Co.	32.5%

Internal Investment

(Capital Expenditures to Revenue)

Western Power & Equipment Corp	3.5%
Rush Enterprises, Inc.	2.2%
Wajax Limited	1.2%
RDO Equipment Co.	0.8%
Finning International Inc.	0.2%

Liquidity

(Current Ratio)

Wajax Limited	1.9
RDO Equipment Co.	1.4
Finning International Inc.	1.1
Rush Enterprises, Inc.	1.0
Western Power & Equipment Corp	0.6

Leverage

(Debt to EV)

Finning International Inc.	29.2%
RDO Equipment Co.	54.6%
Wajax Limited	83.2%
Rush Enterprises, Inc.	85.4%
Western Power & Equipment Corp	98.6%

(1) Represents growth from FYE 1/31/01 to FYE 1/31/03.

(2) Represents growth from FYE 1/31/02 to FYE 1/31/03.

(3) Represents growth from FYE 1/31/03 to projected FYE 1/31/04.

FINNING INTERNATIONAL INC.

Finning International Inc. (“Finning”) is a leading distributor of Caterpillar equipment in western Canada, South America (Chile, Argentina, and Uruguay), and the U.K.  Finning sells, finances, and services new and used Caterpillar tractors, log loaders, front shovels, asphalt compactors, and other equipment for customers in the mining, construction, and forestry industries. New mobile equipment accounts for 28% of sales.  Finning generates more than 40% of sales in Canada.

[CHART]

RUSH ENTERPRISES, INC.

Rush Enterprises, Inc. (“Rush”) is a full-service, integrated retailer of premium transportation and construction equipment and related  services. As a supplier of Peterbilt trucks, Rush accounted for approximately 21.7% of all new Class 8 Peterbilt trucks sold in the United States in 2001. Rush is also a major supplier of John Deere construction equipment in Texas. All of its business operations are conducted through five separate divisions: the Rush Truck Center Division, Rush Equipment Center Division, Rush Leasing and Rental Division, Rush Financial and Insurance Division and the Rush Retail Division.

[CHART]

WAJAX LIMITED

Wajax Limited (“Wajax”) is engaged in the sale and after-sales parts and service support of mobile equipment, industrial  components and diesel engines through a network of branches in Canada and the U.S.  Wajax is a multi-line distributor and represents a number of leading worldwide manufacturers across its core businesses.  Its customer base is diversified, spanning natural resources, construction, transportation, manufacturing, industrial processing and utilities.

[CHART]

WESTERN POWER & EQUIPMENT CORP.

Western Power & Equipment Corp. (“WPEC”) is engaged in the sale, rental and servicing of light, medium-sized and heavy  construction, agricultural and industrial equipment, parts and related products, all of which are manufactured by Case Corporation (“Case”) and certain other manufacturers. WPEC is an independent dealer of Case construction equipment in the United States. Products sold, rented and serviced by WPEC include backhoes, excavators, crawler dozers, skid steer loaders, forklifts, compactors, log loaders, trenchers, street sweepers, sewer vacuums and mobile highway signs.

[CHART]

[GRAPHIC]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers
Comparable Transaction Information

[LOGO]

Comparable Public Company Information:  Equipment Manufacturers

COMPARABLE PUBLIC COMPANY MARKET INFORMATION: EQUIPMENT MANUFACTURERS

($Millions, except per share values)

	Current Stock Price Per Share as of 4/21/03	Fully Diluted Shares Outstanding	Market Value of Equity	Enterprise Value	Price / Earnings						Price / Cash Flow
					LTM		NFY		3-Yr. Avg.		LTM		NFY		3-Yr. Avg.
AGCO Corporation	$16.08	74.550	$1,198.8	$1,801.4	14.5	x	10.6	x	24.8	x	8.9	x	7.1	x	11.9	x
Astec Industries, Inc.	$8.00	19.677	$157.4	$261.4	-68.2	x	20.4	x	15.6	x	12.2	x	7.3	x	6.4	x
Caterpillar Inc.	$51.84	347.155	$17,996.5	$35,370.5	22.6	x	19.8	x	18.6	x	8.9	x	9.8	x	8.8	x
CNH Global N.V.	$8.50	655.600	$5,572.6	$12,735.6	-134.0	x	NA		NMF		18.3	x	NA		26.3	x
Deere & Company	$41.25	242.645	$10,009.1	$20,907.8	19.2	x	16.6	x	25.5	x	8.4	x	10.5	x	9.7	x
JLG Industries, Inc.	$5.48	43.290	$237.2	$600.0	12.9	x	16.4	x	5.3	x	6.1	x	6.4	x	3.6	x
Navistar International Corporation	$27.50	68.237	$1,876.5	$4,065.4	-10.7	x	NA		27.8	x	39.6	x	NA		6.7	x
PACCAR Inc.	$57.19	116.916	$6,686.4	$8,977.3	18.0	x	18.1	x	20.2	x	11.3	x	12.5	x	13.0	x
RDO Equipment Co. (1)	$5.70	12.682	$72.3	$156.0	16.1	x	9.7	x	NMF		8.0	x	6.1	x	18.6	x
Terex Corporation	$14.15	48.061	$680.1	$1,889.1	22.4	x	9.5	x	14.1	x	9.0	x	5.7	x	8.6	x
Low					12.9	x	9.5	x	5.3	x	6.1	x	5.7	x	3.6	x
High					22.6	x	20.4	x	27.8	x	18.3	x	12.5	x	26.3	x
Median					18.0	x	16.6	x	18.6	x	9.0	x	7.3	x	8.8	x
RDO Equipment Co. as Percent of Median					89.6%		58.4%		NMF		89.2%		84.2%		212.4%
Mean					17.4	x	15.9	x	18.2	x	10.4	x	8.5	x	10.6	x
RDO Equipment Co. as Percent of Mean					92.5%		61.0%		NMF		77.0%		72.1%		176.4%

	EV / EBITDA						EV / EBIT						EV / Revenue
	LTM		NFY		3-Yr. Avg.		LTM		NFY		3-Yr. Avg.		LTM
AGCO Corporation	7.0	x	6.1	x	8.7	x	8.8	x	7.4	x	11.7	x	0.62	x
Astec Industries, Inc.	13.8	x	7.8	x	7.4	x	69.7	x	13.3	x	12.6	x	0.54	x
Caterpillar Inc.	14.0	x	16.1	x	13.4	x	26.9	x	27.1	x	22.8	x	1.76	x
CNH Global N.V.	12.9	x	17.0	x	12.6	x	19.8	x	24.5	x	18.5	x	1.28	x
Deere & Company	9.6	x	19.3	x	10.6	x	13.9	x	28.2	x	15.8	x	1.47	x
JLG Industries, Inc.	10.1	x	9.8	x	5.7	x	15.4	x	15.6	x	7.1	x	0.78	x
Navistar International Corporation	44.2	x	15.1	x	8.6	x	-31.3	x	45.3	x	15.7	x	0.59	x
PACCAR Inc.	8.9	x	14.0	x	9.8	x	11.3	x	18.3	x	12.2	x	1.24	x
RDO Equipment Co. (1)	11.2	x	7.6	x	16.1	x	16.5	x	9.6	x	34.6	x	0.29	x
Terex Corporation	9.9	x	7.6	x	9.6	x	13.0	x	8.9	x	11.5	x	0.68	x
Low	7.0	x	6.1	x	5.7	x	8.8	x	7.4	x	7.1	x	0.54	x
High	14.0	x	19.3	x	13.4	x	26.9	x	28.2	x	22.8	x	1.76	x
Median	10.0	x	14.0	x	9.6	x	13.9	x	17.0	x	12.6	x	0.78	x
RDO Equipment Co. as Percent of Median	111.1%		54.0%		167.4%		118.7%		56.8%		274.7%		37.4%
Mean	10.8	x	12.5	x	9.6	x	15.6	x	17.9	x	14.2	x	1.00	x
RDO Equipment Co. as Percent of Mean	103.5%		60.5%		168.0%		105.9%		53.7%		243.8%		29.3%

Footnotes:

* Excluded from the Range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

NFY - Next Fiscal Year.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

P/E - Price to Earnings.

(1) RDO Equipment Co. is not included in the high, low, median or mean calculations.

Confidential

RISK RANKINGS: EQUIPMENT MANUFACTURERS

Size

(LTM Revenue, millions)

Caterpillar Inc.	$20,152.0
Deere & Company	$14,218.5
CNH Global N.V.	$9,940.0
PACCAR Inc.	$7,218.6
Navistar International Corporation	$6,877.0
AGCO Corporation	$2,922.7
Terex Corporation	$2,797.4
JLG Industries, Inc.	$769.4
RDO Equipment Co.	$534.5
Astec Industries, Inc.	$480.6

Size

(Enterprise Value, millions)

Caterpillar Inc.	$35,370.5
Deere & Company	$20,907.8
CNH Global N.V.	$12,735.6
PACCAR Inc.	$8,977.3
Navistar International Corporation	$4,065.4
Terex Corporation	$1,889.1
AGCO Corporation	$1,801.4
JLG Industries, Inc.	$600.0
Astec Industries, Inc.	$261.4
RDO Equipment Co.	$156.0

Historical Growth

(2-Year Revenue)

Terex Corporation	16.3%
AGCO Corporation	11.9%
Deere & Company	3.0%
Caterpillar Inc.	-0.1%
CNH Global N.V.	-0.5%
Astec Industries, Inc.	-3.9%
PACCAR Inc.	-4.5%
Navistar International Corporation	-10.3%
RDO Equipment Co. (1)	-11.4%
JLG Industries, Inc.	-14.6%

Historical Growth

(1-Year Revenue)

Terex Corporation	54.3%
PACCAR Inc.	18.6%
AGCO Corporation	15.0%
Astec Industries, Inc.	5.4%
Deere & Company	4.9%
CNH Global N.V.	2.3%
Navistar International Corporation	1.3%
Caterpillar Inc.	-1.5%
RDO Equipment Co. (2)	-2.8%
JLG Industries, Inc.	-20.1%

Projected Growth

(1-Year Revenue)

Terex Corporation	19.2%
AGCO Corporation	12.5%
Navistar International Corporation	3.6%
RDO Equipment Co. (3)	1.1%
CNH Global N.V.	-0.4%
JLG Industries, Inc.	-0.7%
Astec Industries, Inc.	-1.6%
PACCAR Inc.	-2.9%
Caterpillar Inc.	-5.3%
Deere & Company	-8.8	3

Historical Growth

(2-Year EBITDA)

RDO Equipment Co. (1)	116.3%
AGCO Corporation	25.1%
Deere & Company	-2.2%
CNH Global N.V.	-2.6%
PACCAR Inc.	-3.0%
Caterpillar Inc.	-3.7%
Terex Corporation	-10.0%
JLG Industries, Inc.	-35.8%
Astec Industries, Inc.	-43.9%
Navistar International Corporation	-58.7%

Historical Growth

(1-Year EBITDA)

PACCAR Inc.	50.7%
AGCO Corporation	29.3%
RDO Equipment Co. (2)	23.0%
Terex Corporation	16.2%
Deere & Company	12.9%
CNH Global N.V.	-2.7%
Caterpillar Inc.	-3.8%
Astec Industries, Inc.	-28.1%
JLG Industries, Inc.	-50.3%
Navistar International Corporation	-52.0%

Projected Growth

(1-Year EBITDA)

Astec Industries, Inc.	77.2%
Navistar International Corporation	70.7%
Terex Corporation	31.5%
RDO Equipment Co. (3)	24.1%
AGCO Corporation	15.2%
JLG Industries, Inc.	5.4%
Caterpillar Inc.	-13.5%
CNH Global N.V.	-24.2%
PACCAR Inc.	-36.8%
Deere & Company	-46.0%

Profitability

(LTM EBITDA to LTM Revenue)

Deere & Company	15.3%
PACCAR Inc.	14.0%
Caterpillar Inc.	12.6%
CNH Global N.V.	9.9%
AGCO Corporation	8.8%
JLG Industries, Inc.	7.7%
Terex Corporation	6.8%
Astec Industries, Inc.	3.9%
RDO Equipment Co.	2.6%
Navistar International Corporation	1.3%

Profitability

(LTM EBIT to LTM Revenue)

PACCAR Inc.	11.0%
Deere & Company	10.6%
AGCO Corporation	7.0%
Caterpillar Inc.	6.5%
CNH Global N.V.	6.5%
Terex Corporation	5.2%
JLG Industries, Inc.	5.1%
RDO Equipment Co.	1.8%
Astec Industries, Inc.	0.8%
Navistar International Corporation	-1.9%

Relative Depreciation

(Depreciation to EBITDA)

Navistar International Corporation	241.3%
Astec Industries, Inc.	80.2%
Caterpillar Inc.	48.1%
CNH Global N.V.	35.0%
JLG Industries, Inc.	34.2%
RDO Equipment Co.	32.5%
Deere & Company	30.7%
Terex Corporation	23.7%
PACCAR Inc.	21.6%
AGCO Corporation	20.4%

Internal Investment

(Capital Expenditures to Revenue)

Caterpillar Inc.	8.8%
Astec Industries, Inc.	7.1%
Deere & Company	5.9%
PACCAR Inc.	4.7%
JLG Industries, Inc.	4.3%
CNH Global N.V.	4.1%
Navistar International Corporation	3.5%
AGCO Corporation	1.9%
Terex Corporation	1.0%
RDO Equipment Co.	0.8%

Liquidity

(Current Ratio)

Astec Industries, Inc.	3.3
Deere & Company	2.5
JLG Industries, Inc.	2.4
CNH Global N.V.	2.0
Terex Corporation	2.0
PACCAR Inc.	2.0
AGCO Corporation	1.8
RDO Equipment Co.	1.4
Caterpillar Inc.	1.3
Navistar International Corporation	1.0

Leverage

(Debt to EV)

AGCO Corporation	35.4%
PACCAR Inc.	40.1%
Caterpillar Inc.	50.0%
Astec Industries, Inc.	51.2%
RDO Equipment Co.	54.6%
CNH Global N.V.	61.7%
JLG Industries, Inc.	62.1%
Navistar International Corporation	66.6%
Deere & Company	70.0%
Terex Corporation	82.6%

(4) Represents growth from FYE 1/31/01 to FYE 1/31/03.

(5) Represents growth from FYE 1/31/02 to FYE 1/31/03.

Represents growth from FYE 1/31/03 to projected FYE 1/31/04.

AGCO CORPORATION

AGCO Corporation (“AGCO”) is a manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. AGCO sells a full range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. In addition, AGCO provides retail financing in North America, the United Kingdom, France, Germany, Spain, Ireland and Brazil through its finance joint ventures with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland.

[CHART]

ASTEC INDUSTRIES, INC.

Astec Industries, Inc. (“Astec”) designs, engineers, manufactures, markets, and finances equipment and components used primarily in  road building and related construction activities. Astec’s products are used in each phase of road building, from quarrying and crushing the aggregate to testing the mix for application of the road surface. Astec also manufactures certain equipment and components unrelated to road construction, including trenching, auger boring, directional drilling, environmental remediation and industrial heat transfer equipment. Astec’s products are marketed both domestically and internationally. In addition to plant and equipment sales, Astec manufactures and sells replacement parts for equipment in each of its product lines. The distribution and sale of replacement parts is an integral part of Astec’s business.

[CHART]

CATERPILLAR INC.

Caterpillar Inc. (“Caterpillar”) manufactures and markets construction, mining, agricultural and forest machinery.  Caterpillar  also manufactures engines for on-highway and locomotive use, as well as for electrical power generation systems and other applications.  In addition, Caterpillar provides financing to customers for the purchase and lease of its equipment. Caterpillar operates three principal lines of business: machinery, engines and financial products. Caterpillar designs, manufactures, markets, finances and provides support for its Caterpillar, Cat, Solar, MaK, Perkins, FG Wilson and Olympian brands. Sales outside the United States were 51% of consolidated sales for 2001, 50% for 2000, and 50% for 1999.

[CHART]

CNH GLOBAL N.V.

CNH Global N.V. (“CNH”) is a manufacturer of agricultural equipment throughout the world, a manufacturer of construction  equipment and an equipment finance company. CNH organizes its operations into three business segments: Agricultural Equipment, Construction Equipment and Financial Services. CNH markets products globally through its Case, Case IH, New Holland, Steyr, Fiat-Hitachi, FiatAllis, O&K and Kobelco brand names. CNH distributes its globally recognized brands in over 160 markets.

[CHART]

DEERE & COMPANY

Deere & Company and its subsidiaries (collectively, “John Deere”) operate in four major business segments: the agricultural equipment  segment, the commercial and consumer equipment segment, the construction and forestry segment and the credit segment. The agricultural segment manufactures and distributes a full line of farm equipment. The commercial and consumer equipment segment manufactures and distributes equipment for commercial and residential uses. The construction and forestry segment manufactures and distributes a broad range of machines used in construction, earthmoving, material handling and timber harvesting. The credit segment primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment.

[CHART]

JLG INDUSTRIES, INC.

JLG Industries, Inc. (“JLG”) is a producer of aerial work platforms and a global manufacturer of variable-reach rough-terrain material  handlers (“telehandlers”) and telescopic hydraulic excavators (“excavators”). In addition to designing and manufacturing its products, JLG provides its customers with after-sales service and support and financing and leasing solutions. JLG is organized in three business segments: Machinery, Equipment Services and Access Financial Solutions. The Machinery segment consists of the design, manufacture and sale of new aerial work platforms, telehandlers and excavators. The Equipment Services segment contains after-sales service and support, including parts sales, equipment rentals and used and reconditioned equipment sales. The Access Financial Solutions segment contains financing and leasing activities, including the operations of JLG’s wholly owned subsidiary, Access Financial Solutions, Inc.

[CHART]

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation (“Navistar”) is the parent company of International Truck and Engine Corporation, a producer of mid-range diesel engines, medium trucks, heavy trucks, severe service vehicles, and a provider of parts and service sold under the International brand. American Transportation Corporation, a wholly owned subsidiary, produces school buses. Navistar is also a private label designer and manufacturer of diesel engines for the pickup truck, van and sport utility vehicle markets. Additionally, through a joint venture with Ford Motor Company, Navistar will build medium commercial trucks, and currently sells and services truck and diesel engine parts. Financing for customers and dealers is provided through a wholly owned subsidiary. Navistar operates in three principal industry segments: the Medium and Heavy Truck, Engine and Foundry, and Financial Services. Based on assets and revenues, the truck and engine segments represent the majority of Navistar’s business activities.

[CHART]

PACCAR INC.

PACCAR Inc. (“PACCAR”) is a multinational company whose principal businesses include the design, manufacture and  distribution of high-quality, light-, medium- and heavy-duty commercial trucks and related aftermarket parts. A portion of PACCAR’s revenues and income is also derived from the financing and leasing of its trucks and related equipment. In addition, PACCAR manufactures and markets industrial winches. PACCAR and its subsidiaries design and manufacture trucks, which are marketed under the Peterbilt, Kenworth, DAF and Foden nameplates in the heavy-duty diesel category. PACCAR also manufactures industrial winches in two U.S. plants and markets them under the Braden, Carco and Gearmatic nameplates. In North America, Australia and seven Western European countries, PACCAR provides financing and leasing arrangements principally for its manufactured trucks through wholly owned finance companies.

[CHART]

TEREX CORPORATION

Terex Corporation (“Terex”) is a diversified global manufacturer of a broad range of equipment for the construction, infrastructure and  mining industries. Terex is organized into three business segments: Terex Americas, Terex Europe and Terex Mining. Terex’s products are manufactured at 49 plants in the United States, Europe, Australia and Asia, and are sold primarily through a worldwide distribution network with over 2,000 locations to the global construction, infrastructure and surface mining markets. Terex Americas includes the business units located in North and South America, Australia and Asia; Terex Europe includes the business units located in Europe, and the Terex Mining business segment includes the company’s mining manufacturing and distribution operation in Tulsa, Oklahoma, and in Dortmund, Germany, as well as certain sales offices in Australia, South America and Africa.

[CHART]

Appendices

Comparable Public Company Information:  Equipment Dealers

Comparable Public Company Information:  Equipment Manufacturers

Comparable Transaction Information

[GRAPHIC]

Comparable Transaction Information

[LOGO]

COMPARABLE TRANSACTION MULTIPLES

($Millions)

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value		EV / Revenue		EV / EBITDA
4/3/03	Peterbilt of Mobile, Inc.		Rush Enterprises, Inc.	$1.4	$1.4
3/10/03	Commercial Body Corporation		Terex Corporation
3/10/03	Combatel Distribution,		Terex Corporation
3/10/03	Greenline Power Ltd.		Bi-State Machinery Co.
3/7/03	Yancey Brothers Co.	Truck Division	Thompson Tractor Co., Inc.	$2.0	$2.0
2/27/03	Renault SA	Renault Agriculture	Claas
2/13/03	Diesel Distribution, Inc.		Toromont Industries Ltd.
2/7/03	Western Power & Equipment Corporation	California and Nevada Operations	CDKnet.com Inc.	$1.0	$1.0
2/5/03	The Pape Group, Inc.	Pape Brothers, Inc.	Caterpillar Inc.
1/31/03	Clark Material Handling Co.	U.S. Operations	YoungAhn Hat Co.	$22.0	$22.0
01/16/03	IVECO SpA	OM Carrelli Elevatori	Linde AG
01/07/03	Noble International Ltd.	Noble Construction Equipment, Inc.	Quantum Value Partners LP	$14.0	$14.0
01/02/03	The Manitowoc Co., Inc.	Manitowoc Boom Trucks, Inc.	Quantum Value Partners LP
12/27/02	Textron Inc.	OmniQuip Textron, Inc.	Elwood Holdings LLC
12/19/02	Johnston Group plc		Anglo American plc	$16.5	$77.5	1.0	x	0.4	x	6.6	x
11/08/02	Vitkovice as		LNM Group	$97.2	$98.2
10/23/02	SPX Corporation	Sunflower Manufacturing Co., Inc.	AGCO Corporation
10/21/02	Knight Manufacturing Corporation		Bucher Industries AG
10/16/02	Poljostroj dd		INO Brezice doo
10/09/02	Zelezarna Ravne-Monter		Probanka dd
09/23/02	Skamo		Vossloh AG
09/20/02	Mitsubishi Motors Corporation	Mitsubishi Fuso Truck & Bus Co.	DaimlerChrysler AG	$750.7	$1,745.8			0.3	x
09/20/02	Hyundai Motor Co.	Commercial Vehicles Division	DaimlerChrysler AG	$392.9	$785.8			0.7	x

Confidential

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value		EV / Revenue		EV / EBITDA
09/01/02	Horstine Farmery Ltd.		Chafer Machinery Ltd.	$0.8	$0.8
08/29/02	Veidekke ASA	Bautas AS	Ramirent Oyj	$117.9	$117.9
08/15/02	Leach Co.		Federal Signal Corporation	$14.8	$14.8
08/12/02	Mecanica SA		Marutim SA	$1.2	$1.6
08/09/02	Standard Automotive Corporation	CPS Trailer Co., Inc.	Canam Manac Group, Inc.	$4.5	$4.5			0.2	x
07/31/02	NACCO Industries, Inc.	Yale Huck Foerdertechnik GmbH	Huck Foerdertechnik GmbH
07/04/02	King Lifter Productions	Forklift Unit	Terberg Techniek BV
07/03/02	Zetor as	HTC Holding as		$3.2	$32
07/01/02	Madison Dearborn Partners / Deere & Co.	Alloway Industries LLC	Buhler Industries, Inc.
06/28/02	Volvo AB	Volvo Stavebni stroje CR sro	Bilia AB
06/20/02	Kverneland ASA	Komatsu KVX	Komatsu Ltd.	$3.9	$9.8
06/13/02	Autogru PM		B&S Private Equity Group	$40.0	$40.0			0.9	x
05/29/02	Technical Solutions Group, Inc.		Sonic Jet Performance, Inc.	$2.1	$2.1
05/17/02	Siemens AG	Demag Mobile Cranes GmbH & Co. KG	Terex Corporation	$146.0	$146.0			0.4	x
05/13/02	Giletta SpA	Bucher Industries AG
05/13/02	Paolo de Nicola SpA	Iniziative 2002 SpA		$16.3	$16.3
05/10/02	Komatsu Ltd.	Komatsu Forklift Co., Ltd.	Linde AG
04/26/02	Manitou BF	Ahlmann Baumaschinen GmbH	Mecalac
04/01/02	FAS 11 Oktomrvi		Bulmark 2000
03/25/02	Moxy Trucks AS		Spilka Gruppen AS
03/21/02	UKM Rekard Ipari es Kereskedelmi Rt		Inno-Contact Gazdasagi Tanacsado Kft
03/18/02	Grove Worldwide, Inc.		The Manitowoc Co., Inc.	$73.1	$258.7	0.8	x	0.4	x	NMF
03/15/02	Advance Mixer Inc.		Terex Corporation	$12.5	$12.5

Announce Date	Seller	Unit Sold	Buyer	Equity Value	Enterprise Value	Price / Book Value	EV / Revenue	EV / EBITDA
03/04/02	Conley-Lott-Nichols of Texas LP		21st Century Group, LLC
02/27/02	Fiat SpA		Libyan Arab Foreign Investment Co.
02/19/02	Friede Goldman Halter, Inc.	AmClyde Engineered Products	Hydralift ASA	$36.0	$36.0
02/12/02	Smith Tractor & Equipment Co., Inc.		The Pape Group, Inc.
02/12/02	Hessel Tractor & Equipment Co.		The Pape Group, Inc.
01/03/02	Hyster Group GmbH		Zeppelin Baumaschinen

High	0.98	x	0.87	x	6.6	x
Low	0.77	x	0.15	x	6.6	x

Median	0.88	x	0.36	x	6.6	x
Mean	0.88	x	0.44	x	6.6	x